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                                EXHIBIT 3.01

                            Amended and Restated
                         Articles of Incorporation





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                           AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION

                                     OF

                        BIOPULSE INTERNATIONAL, INC.


     Pursuant to the provisions of the Nevada Revised Statutes,

as amended, the undersigned corporation hereby adopts the

following Amended and Restated Articles of Incorporation (the

"Amended and Restated Articles"), consisting of Articles I

through VII.

     FIRST: The name of the corporation is BioPulse International, Inc.,

(the "Corporation").

     SECOND: The text of the Amended and Restated Articles follows:

                                 ARTICLE I

                                    NAME

     The name of this Corporation shall be:  BioPulse International, Inc.

                                 ARTICLE II

                                  PURPOSE

     The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity, as provided by the laws of the State of

Nevada.

                                ARTICLE III

                               CAPITAL STOCK

     The aggregate number of shares which the corporation shall have the authority to issue is one hundred and ten million (110,000,000) shares,

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which shall be divided into one hundred million (100,000,000) shares of

Common Stock have a par value of $.001 each ("Common Stock"); two million

(2,000,000) shares of Class A Preferred Stock have a par value of $.001

("Class A Preferred Stock"); two million (2,000,000) shares of Class B

Preferred Stock having a par value of $.001 ("Class B Preferred Stock");

two million (2,000,000) shares of Class C Preferred Stock having a par value of $.001 ("Class C Preferred Stock"); two million (2,000,000) shares of Class D preferred stock having a par value of $.001 ("Class D Preferred

Stock"); two million (2,000,000) shares of Class E preferred stock having a par value of $.001 ("Class E Preferred Stock").  The rights of the various classes of preferred stock shall be as determined by the Board of

Directors.

                                ARTICLE IV

                             GOVERNING BOARD

     The members of the Governing Board of the Corporation are styled

 Directors.  The number of directors of the corporation may vary from two

(2) to seven (7) directors as prescribed by the bylaws.  The directors shall be chosen at the annual meeting of the shareholders, to be held at the time and place provided for by the bylaws, by the plurality of the votes cast at such election.

                                 ARTICLE V

                              INDEMNIFICATION

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of

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dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Any repeal or modification of an Article by the stockholders of the

Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the

Corporation for acts or omissions prior to such repeal or modification.

                                 ARTICLE VI

                            CONTROLLING INTEREST

     The provisions of NRS 78.378 to 78.3793, inclusive shall not be applicable to any acquisition of a controlling interest in the Corporation.

                                ARTICLE VII

                               RESIDENT AGENT

     The address of the registered office of the corporation is 50 West

Liberty Street, Suite 880, Reno, Nevada 89501, and the name of its initial registered agent as such address is THE NEVADA AGENCY AND TRUST COMPANY.

     THIRD: The Amended and Restated Articles were adopted on September 30,

1999.

     FOURTH: These Amended and Restated Articles supersede the original

Articles of Incorporation and all amendments thereto.  Authority was given to the below named officer of the corporation to file these Amended and

Restated Articles with the Nevada Secretary of State pursuant to the consent of 3,581,500 of the 6,073,862 then issued and outstanding shares,

constituting a majority of the then issued and outstanding shares of the

Corporation.

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     IN WITNESS WHEREOF, I have hereunto subscribed my name this 5th day of

October, 1999.

                                   /s/ Stephen R. Fey
                                   ---------------------
                                   Stephen R. Fey
                                   President

                                   /s/ F. Briton McConkie
                                   -----------------------
                                   F. Briton McConkie
                                   Secretary

State of Utah        )
                     :ss.
County of Salt Lake  )


     On the 5th day of October, 1999, personally appeared before me, a notary public (or judge or other authorized person, as the case may be),

duly commissioned and sworn, Stephen R. Fey and F. Briton McConkie, the

President and Secretary respectively of BioPulse International, Inc.,

personally known or proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument and who acknowledged that he executed the instrument.


     IN WITNESS WHEREOF,  I have executed this notary and affixed my official seal.

                                   NOTARY SEAL
/s/ Cletha A. Walstrand
---------------------------
NOTARY PUBLIC

My Commission Expires:3-4-02





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